EXHIBIT 10.16

STOCK PURCHASE AGREEMENT
Dated as of May 19, 2020
by and between
MEDTAINER, INC.
and

ARDELLI HOLDINGS LLC

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made and entered into as of May 19, 2020 (this “Agreement”), by and between MEDTAINER, INC., a corporation organized and existing under the laws of the State of Florida, and ARDELLI HOLDINGS LLC, a limited liability company established and existing under the laws of the State of California (the “Investor”).

RECITALS

WHEREAS, the parties desire that, upon the terms and subject to the terms and conditions set forth herein, at the times provided herein, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, a total of 20,000,000 newly issued shares of the Company’s common stock, par value $0.000001 per share (“Common Stock”) for the purchase price of $200,000.00 (the “Purchase Price”); and

WHEREAS, such issuance and sale will be made in reliance upon the provisions of Section 4(a)(2) of the Securities Act and Rule 506(c) of Regulation D promulgated by the Commission under the Securities Act (“Regulation D”), and upon such other exemption or exemptions from the registration requirements of the Securities Act as may be available with respect to such issuance and sale,

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms used herein have the meanings ascribed thereto:

“2018 Form 10-K” means the Annual Report on Form 10-K filed with the Commission by the Company for its fiscal year ended December 31, 2018.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Agreement” has the meaning assigned to such term in the preamble hereof.

“Bylaws” has the meaning assigned to such term in Section 3.6.

“Charter” has the meaning assigned to such term in Section 3.6.

“Closing” has the meaning assigned to such term in Section 2.2.

“Closing Date” has the meaning assigned to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Commission Documents” means all reports, schedules, registrations, forms, statements, information and other documents filed with or furnished to the Commission by the Company pursuant to the reporting requirements of the Exchange Act, including (i) the 2018 Form 10-K, (ii) all material filed or furnished pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act, since January 1, 2017, and (iii) all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 with respect to the foregoing documents.

“Common Stock” has the meaning assigned to such term in the Recitals.

“Company” has the meaning assigned to such term in the preamble hereto.

“Damages” has the meaning assigned to such term in Section 9.1.

“EDGAR” means the Commission’s Electronic Data Gathering, Analysis and Retrieval System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“GAAP” means generally accepted accounting principles in the United States of America as applied by the Company.

“Governmental Licenses” has the meaning assigned to such term in Section 4.14(a).

“Indebtedness” means (a) any liabilities for borrowed money or amounts (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements, indemnities and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP.

“Intellectual Property” has the meaning assigned to such term in Section 4.14(b).

“Investor” has the meaning assigned to such term in the preamble.

“Knowledge” means the actual knowledge of the Company’s Chief Executive Officer or Chief Financial Officer, after reasonable inquiry of the officers, directors and employees of the Company who could reasonably be expected to have knowledge or information with respect to the matter in question.

“Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, is or is reasonably likely to result in, a material adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, including, without limitation (i) any changes in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes in conditions generally affecting the industries in which the Company or any of its Subsidiaries materially engages, (iii) any decline in the market price or trading volume of the Common Stock, (iv) any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries, (v) any effect resulting from the announcement of, or the consummation of the transactions contemplated by, this Agreement on the Company’s relationships, contractual or otherwise, with customers, suppliers, vendors, bank lenders, strategic venture partners or employees; (vi) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (vii) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement, (viii) any changes after the date hereof in any law or GAAP (or authoritative interpretations thereof), (ix) any act of God, natural disaster, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including, without limitation, the COVID-19 virus) and (x) the receipt of any notice that the Common Stock may be ineligible to continue listing or quotation on the Trading Market, other than a final and non-appealable notice that the listing or quotation of the Common Stock on the Trading Market shall be terminated on a date certain (unless, prior to such date certain, the Common Stock is listed or quoted on any other Trading Market).

“Material Agreements” has the meaning assigned to such term in Section 4.15.

“Person” means any person or entity, whether a natural person, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

“Purchase Price” has the meaning assigned to such term in the Recitals.

“Regulation D” has the meaning assigned to such term in the Recitals.

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shares” shall mean the shares of Common Stock that are to be purchased by the Investor under this Agreement.

“Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

“Trading Market” means the OTC Pink tier of the quotation system operated by OTC Markets Group Inc.; provided, however, that in the event that the Common Stock shall be listed or quoted on the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange, NYSE Area, the NYSE MKT, or the OTCQX or OTCQB tier operated by OTC Markets Group Inc., than the “Trading Market” shall mean such other market or exchange or any successor to the foregoing on which the Common Stock is then listed or quoted.

ARTICLE II

PURCHASE AND SALE OF COMMON STOCK

Section 2.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Investor, and the Investor shall purchase the Shares from the Company, which Shares shall be newly issued, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock for the Purchase Price.

Section 2.2. Closing. The closing of said issue and sale shall take place at the offices of the Company, at its address for notice set forth in Section 9.5, at 2:00 p.m., Los Angeles, California, time, as quickly as practicable, but in any event within 3 business days after the signing of this Agreement by both parties. Such closing is referred to herein as the “Closing.” At the Closing, (a) the Company shall deliver to the Investor (i) the Company’s irrevocable instructions to its Transfer Agent to issue a certificate representing the Shares to the Investor and (ii) a copy of resolutions of the Company’s board of directors authorizing the execution and delivery of this Agreement and the issuance of the Shares and (b) the Investor shall deliver to the Company by wire transfer or by certified or bank cashier’s check, payable to the order of the Company, for the Purchase Price. The Closing shall be complete upon transmission to said transfer agent by email of said irrevocable instructions. The date on which the Closing occurs is the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby makes the following representations and warranties to the Company:

Section 3.1. Organization and Good Standing. The Investor is a limited liability company established and in good standing under the laws of the State of California.

Section 3.2. Authorization and Enforceability. The Investor has all requisite power and authority to enter into and perform its obligations under this Agreement and to purchase the Shares in accordance with the provisions hereof. The execution, delivery and performance by the Investor of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary company action, and no further consent or authorization of the Investor, its managers or its members is required. This Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application (including any limitation of equitable remedies).

Section 3.3. No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not and will not (i) conflict with, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party or is bound, (ii) create or impose any lien, charge or encumbrance on any property of the Investor under any agreement or any commitment to which the Investor is party or under which the Investor is bound or under which any of its properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or by which any of its properties or assets are bound or affected, except, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with, in any material respect, the ability of the Investor to enter into and perform its obligations under this Agreement. The Investor is not required under any applicable federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the provisions hereof; provided, however, that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and warranties and the compliance with the relevant covenants and agreements of the Company herein.

Section 3.4. Investment Purpose. The Investor is acquiring the Shares for its own account, for investment purposes and not with a view to, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act. The Investor does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

Section 3.5. Accredited Investor Status. The Investor is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D.

Section 3.6. Reliance on Exemptions. The Investor understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, covenants, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.

Section 3.7. Information. All materials relating to the business, financial condition, management and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by the Investor have been furnished or otherwise made available to the Investor, including the Commission Documents and the exhibits filed therewith, and the Investor has reviewed them to its satisfaction. The Investor understands that its investment in the Shares involves a high degree of risk. The Investor is able to bear the economic risk of an investment in the Shares and has such knowledge and experience in financial and business matters that it is capable, without the assistance of any representative or advisor, of evaluating the merits and risks of an investment in the Shares. The Investor has been afforded the opportunity to ask questions of and receive answers from representatives of the Company concerning the financial condition and business of the Company and other matters relating to an investment in the Shares. Neither such inquiries nor any other due diligence investigations conducted by the Investor shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement or the Investor’s right to rely on any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby The Investor has sought such accounting, legal and tax advice as it has deemed necessary to make an informed investment decision with respect to its acquisition of the Shares. The Investor understands that it and not the Company shall be responsible for its tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement. The Investor has reviewed via EDGAR true and correct copies of the Company’s Articles of Incorporation as in effect on the date hereof (the “Charter”), and the Company’s Bylaws as in effect on the date hereof (the “Bylaws”).

Section 3.8. No Governmental Review. The Investor understands that no federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

Section 3.9. No General Solicitation. The Investor is not purchasing the Shares as a result of any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale thereof.

Section 3.10. Resales of Shares. The Investor represents, warrants and covenants that it will resell the Shares in a manner in compliance with all applicable federal and state securities laws, rules and regulations.

Section 3.11. Concerning Rule 144. The Investor understands that (i) the exemption from registration under the Securities Act afforded by Rule 144 is subject to a number of conditions, one of which is that the Investor shall have held the Shares for at least 6 months after it pays for them, (ii) notwithstanding the satisfaction of such conditions, said exemption will be available for such resale only if, at the time thereof, the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by Section 13 or Section 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the Company was required to file such reports and materials), other than Current Reports on Form 8-K and (iii) the number of shares of Common Stock that the Investor may sell pursuant to such exemption within any period of 3 months will be limited.

Section 3.12. Acknowledgement. The Investor acknowledges and agrees that the Company has not made and does not make any representations or warranties with respect to the transactions contemplated by this Agreement other than those specifically set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations, warranties and covenants to the Investor:

Section 4.1. Organization, Good Standing and Power. The Company and each of its Subsidiaries is a corporation or other juridical entity validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and as presently proposed to be conducted. The Company and each Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect.

Section 4.2. Authorization and Enforceability. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue the Shares in accordance with the provisions hereof. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, its Board of Directors or its shareholders is required. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, , liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application (including any limitation of equitable remedies).

Section 4.3. Capitalization. The authorized capital stock of the Company is as set forth in the Commission Documents. On the date hereof there are 56,700,979 shares of Common Stock and no shares of the Company’s preferred stock issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. No shares of Common Stock are entitled to preemptive rights and, except as set forth in the Commission Documents, there are no outstanding debt securities and no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company.

Section 4.4. Concerning the Shares. The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued upon payment therefor in accordance with the provisions of this Agreement, will be validly issued and outstanding, fully paid and nonassessable and free from all liens, charges, taxes, security interests, encumbrances, rights of first refusal, preemptive or similar rights and other encumbrances with respect to the issue thereof.

Section 4.5. No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) result in a violation of any provision of the Company’s Charter or Bylaws, (ii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it is bound, (iii) create or impose a lien, charge or encumbrance on any property or assets of the Company or any of its Subsidiaries under any agreement or any commitment to which the Company or any of them is a party or by which the Company or any of them is bound or to which any of their respective properties or assets is subject, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of them are bound or affected (including federal and state securities laws and regulations and the rules and regulations of the Trading Market), except, for such conflicts, defaults, terminations, amendments, acceleration, cancellations, liens, charges, encumbrances and violations as would not, individually or in the aggregate, have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required under any federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency (including, without limitation, the Trading Market) in order for it to execute, deliver or perform any of its obligations under this Agreement or to issue the Shares to the Investor in accordance with the terms hereof; provided, however, that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations and warranties of the Investor in this Agreement and the compliance by it with its covenants and agreements contained in this Agreement.

Section 4.6. Commission Documents, Financial Statements.

The Company has timely filed all Commission Documents (giving effect to all permissible extensions of the due date therefor, including those provided by Rule 12b-25 under the Exchange Act and Securities Exchange Act Release No. 34-88465). The Company has delivered or made available to the Investor via EDGAR or otherwise true and complete copies of the Commission Documents filed with or furnished to the Commission prior to the Closing Date (including, without limitation, the 2018 Form 10-K). No Subsidiary of the Company is required to file or furnish any report, schedule, registration, form, statement, information or other document with the Commission. As of its filing date, each Commission Document filed with or furnished to the Commission prior to the Closing Date (including, without limitation, the 2018 Form 10-K) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and, as of its filing date, such Commission Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to the Investor via EDGAR or otherwise true and complete copies of all comment letters and substantive correspondence received by the Company from the Commission relating to the Commission Documents filed with or furnished to the Commission as of the Closing Date, together with all written responses of the Company thereto in the form such responses were filed via EDGAR. There are no outstanding or unresolved comments or undertakings in such comment letters received by the Company from the Commission. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the Exchange Act.

The financial statements, together with the related notes and schedules, of the Company included in the Commission Documents complied when they were filed as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission and all other applicable rules and regulations with respect thereto. Such financial statements, together with the related notes and schedules, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto), and fairly present in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

The Investor acknowledges that (i) the notes to the financial statements contained in the Commission Documents state that there is substantial doubt about the ability of the Company to continue as a going concern and (ii). the Company has advised the Investor that the Company requires substantial additional capital, in addition to the Purchase Price and that, in the event that the Company cannot raise such capital, it may have to curtail its operations or could fail. The Investor further acknowledges that it has consider these factors, together with others that it has deemed relevant, and after so considering, has determined to enter into this Agreement.

Section 4.7. No Material Adverse Effect. Except as disclosed in any Commission Documents and except for the effects of the current so-called “Covid-19 Pandemic,” on the Company and its business, the Company has not experienced or suffered any Material Adverse Effect, and there exists no current state of facts, condition or event which would have a Material Adverse Effect.

The Investor acknowledges that the Company has advised the Investor that the effects of the Covid-19 Pandemic have been and are expected to continue to be material and adverse. In particular, for an unknown but possibly extended period, the following, among others, may be substantially and adversely affected to an extent that the Company cannot presently predict: the Company’s ability to conduct its operations, including its financial reporting systems, internal control over financial reporting and disclosure controls and procedures; its financial condition and results of operations; its capital and financial resources, including its liquidity; its balance sheet and its ability to account timely for those assets; demand for its products and services; the ability of its suppliers to manufacture and deliver the products that it sells; its ability to deliver its products; the valuation of its goodwill, intangible assets and long-lived assets; its ability to display and sell its products at trade shows and similar events; its ability to conduct meetings with existing and prospective customers and suppliers; the ability of the Company and its customers to meet their financial obligations to one another and to others; travel restrictions and border closures; and, if its employees were to contract Covid-19, their ability to work; and to the extent that the Company will be able to continue operating, it may incur additional costs in order to do so. The Investor further acknowledges that it has consider the factors set forth above relating to the Covid-19 Pandemic, together with others that it has deemed relevant, and after so considering, has determined to enter into this Agreement.

Section 4.8. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any Subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries respective businesses since September 30, 2019, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

Section 4.9. No Undisclosed Events or Circumstances. Except as set forth in Section 4.7, no event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company at or before the Closing but which has not been so publicly announced or disclosed, except for events or circumstances which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

Section 4.10. Indebtedness. The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2019, sets forth, as of that date, all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments through such date. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to Title 11 of the United States Code or any similar federal or state bankruptcy law or law for the relief of debtors, nor does the Company have any Knowledge that its creditors intend to initiate involuntary bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under Title 11 of the United States Code or any other federal or state bankruptcy law or any law for the relief of debtors. There is no existing or continuing default or event of default in respect of any Indebtedness of the Company or any of its Subsidiaries.

Section 4.11. Title to Assets. Each of the Company and its Subsidiaries has good and valid title to, or has valid rights to lease or otherwise use, all of their respective real and personal property reflected in the Commission Documents, free of mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the Commission Documents and those that would not have a Material Adverse Effect. All real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any of its Subsidiaries.

Section 4.12. No Actions Pending. To the Knowledge of the Company, there is no action, suit, claim, investigation or proceeding pending or threatened against the Company or any Subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. Except as set forth in the Commission Documents, to the Knowledge of the Company, there is no action, suit, claim, investigation or proceeding pending or threatened against or involving the Company, any Subsidiary or any of their respective properties or assets, or involving any officers or directors of the Company or any of its Subsidiaries, in each case which, if determined adversely to the Company, its Subsidiary or any officer or director of the Company or its Subsidiaries, would have a Material Adverse Effect. Except as set forth in the Commission Documents, no judgment, order, writ, injunction or decree or award has been issued by or, to the Knowledge of the Company, requested of any court, arbitrator or governmental agency which would be reasonably expected to result in a Material Adverse Effect.

Section 4.13. Compliance with Law. The business of the Company and the Subsidiaries has been and is presently being conducted in compliance with all applicable federal, state, local and foreign governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents and except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which could not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.14. Operation of Business.

(a)      The Company or one or more of its Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (including licenses, accreditation and other similar documentation or approvals of any local health departments) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies as are necessary to conduct the business now operated by it (collectively, “Governmental Licenses”), except where the failure to possess such Governmental Licenses, individually or in the aggregate, would not have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect or except as otherwise disclosed in the Commission Documents. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect or except as otherwise disclosed in the Commission Documents. Except as set forth in the Commission Documents, neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, if the subject of any unfavorable decision, ruling or finding, individually or in the aggregate, would have a Material Adverse Effect.

(b)      The Company or one or more of its Subsidiaries owns or possesses adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, trade dress, logos, copyrights and other intellectual property, including, without limitation, all of the intellectual property described in the Commission Documents as being owned or licensed by the Company (collectively, “Intellectual Property”), necessary to carry on the business now operated by it. Except as set forth in the Commission Documents, there are no actions, suits or judicial proceedings pending, or to the Company’s Knowledge threatened, relating to patents or proprietary information to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is subject, and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which could render any Intellectual Property invalid or inadequate to protect the interest of the Company and its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would have a Material Adverse Effect.

Section 4.15. Material Agreements. Except as set forth in the Commission Documents, neither the Company nor any Subsidiary of the Company is a party to any written or oral contract, instrument, agreement commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to an annual report on Form 10-K (collectively, “Material Agreements”). Except as set forth in the Commission Documents, the Company and each of its Subsidiaries have performed in all material respects all the obligations then required to be performed by them under the Material Agreements, have received no notice of default or an event of default by the Company or any of its Subsidiaries thereunder and are not aware of any basis for the assertion thereof, and neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other contracting party thereto are in default under any Material Agreement now in effect, the result of which would have a Material Adverse Effect. Except as set forth in the Commission Documents, each of the Material Agreements is in full force and effect, and constitutes a legal, valid and binding obligation enforceable in accordance with its terms against the Company and/or any of its Subsidiaries and, to the Knowledge of the Company, each other contracting party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

Section 4.16. Taxes. Except in relation to taxes not exceeding $250,000 in the aggregate, excluding interest and penalties, the Company and each of its Subsidiaries (i) has filed all necessary federal, state and foreign income and franchise tax returns or has duly requested extensions thereof, except for those the failure of which to file would not have a Material Adverse Effect, (ii) has paid all federal, state, local and foreign taxes due and payable for which it is liable, except to the extent that any such taxes are being contested in good faith and by appropriate proceedings, except for such taxes the failure of which to pay would not have a Material Adverse Effect, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to the Company’s Knowledge, proposed against it which would have a Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim.

Section 4.17. No General Solicitation or Advertising. Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.

Section 4.18. Acknowledgement. The Company acknowledges and agrees that the Investor has not made and does not make any representations or warranties with respect to the transactions contemplated by this Agreement other than those specifically set forth in Article III of this Agreement.

ARTICLE V

ADDITIONAL COVENANTS

The Company covenants with the Investor, and the Investor covenants with the Company, as follows:

Section 5.1. Securities Compliance. The Company shall notify the Commission and the Trading Market, if and as applicable, in accordance with their respective rules and regulations, of the transactions contemplated by this Agreement, and shall take all necessary action, undertake all proceedings and obtain all registrations, permits, consents and approvals for the legal and valid issuance of the Shares to the Investor in accordance with the terms of this Agreement.

Section 5.2. Compliance with Laws. The Investor shall comply with all laws, rules, regulations and orders applicable to the performance by it of its obligations under this Agreement and its investment in the Shares.

Section 5.3 Corporate Existence. The Company shall take all steps necessary to preserve and continue the corporate existence of the Company; provided, however, that, nothing in this Agreement shall be deemed to prohibit the Company from (a) consolidating or merging with or into another Person (whether or not the Company is the surviving entity), (b) selling, leasing, licensing, assigning, transferring, conveying or otherwise disposing of all or substantially all of the properties or assets of the Company to another Person, (c) taking action to facilitate a purchase, tender or exchange offer by another Person that is accepted by the holders of more than 50% of the outstanding shares of Common Stock, (d) consummating a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or (e) reorganizing, recapitalizing or reclassifying its Common Stock.

Section 5.4 Option. The Investor grants to the Company the right and option to repurchase the Shares for the purchase price of $0.015 per share, but shall not be obligated to sell the Shares to the Company upon exercise of said option if it determines in its discretion, that so doing is not in its best interest.

ARTICLE VI

CONDITIONS TO CLOSING

The obligation of the parties to consummate the Closing is subject to the satisfaction of the following conditions:

(a)          Accuracy of the Investor’s Representations and Warranties. It shall be a condition precedent to the obligation of the Company that the representations and warranties of the Investor contained in this Agreement (i) that are not qualified by “materiality” shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (ii) that are qualified by “materiality” shall be true and correct as of the date of such Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date. By virtue of its consummation of a Closing, the Investor shall be deemed to have delivered to the Investor its certificate stating that its representations and warranties contained in this Agreement are true and correct on such Closing Date as specified in the previous sentence.

(b)         Accuracy of the Company’s Representations and Warranties. It shall be a condition precedent to the obligation of the Investor that the representations and warranties of the Company contained in this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the date of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (ii) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date. By virtue of its consummation of the Closing, the Company shall be deemed to have delivered to the Investor its certificate stating that its representations and warranties contained in this Agreement are true and correct on the Closing Date as specified in the previous sentence.

(c)          No Injunction. It shall be a condition precedent to the obligation of the Company and the Investor that no statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by this Agreement.

(d)         No Proceedings or Litigation. It shall be a condition precedent to the obligation of the Company and the Investor that no action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or threatened, and no inquiry or investigation by any governmental authority shall have been commenced or threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary, seeking to restrain, prevent or change the transactions contemplated by this Agreement.

(e)          No Material Adverse Effect. It shall be a condition precedent to the obligation of the Investor that no condition, occurrence, state of facts or event constituting a Material Adverse Effect shall have occurred and be continuing.

(f)          Verification of Status as Accredited Investor. It shall be a condition precedent to the obligation of the Company to consummate the Closing that the Investor shall have delivered to the Issuer a written confirmation meeting the requirements of Section (c)(2)(ii)(C) of Rule 506 of Regulation D from a registered broker-dealer, an investment adviser registered with the Commission, a licensed attorney who is in good standing under the laws of the jurisdictions in which he or she is admitted to practice law or a certified public accountant who is duly registered and in good standing under the laws of the place of his or her residence or principal office verifying the Investor’s status as an Accredited Investor.

ARTICLE VII

TERMINATION

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing (i) by the mutual consent of the parties, effective as of the date of such mutual written consent unless otherwise provided therein or (ii) upon notice by a party upon the breach by the other party of such other party’s representations and warranties or a covenant to be complied with by such other party.

Section 7.2. Effect of Termination. In the event of termination by the Company or the Investor pursuant to Section 7.1, this Agreement shall become void and of no further force and effect, except that (i) the provisions of Article VIII (Indemnification), Article IX (Miscellaneous) and this Article VII (Termination) shall remain in full force and effect indefinitely notwithstanding such termination, and, (ii) as long as the Investor owns any Shares, the covenants and agreements of the Company contained in Article V (Additional Covenants) shall remain in full force, notwithstanding such termination, for a period of 12 months following such termination.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Indemnification of Investor. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder and in addition to all of the Company’s other obligations hereunder, subject to the provisions of this Section 8.1, the Company shall indemnify and hold harmless the Investor from and against all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses (including all judgments, amounts paid in settlement, court costs, reasonable attorneys’ fees and costs of defense and investigation)(collectively, “Damages”) that the Investor may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or (b) any action, suit, claim or proceeding instituted against the Investor arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement; provided, however, that (i) the foregoing indemnity shall not apply to any Damages to the extent, but only to the extent, that such Damages resulted directly and primarily from a breach of any of the Investor’s representations, warranties, covenants or agreements contained in this Agreement, and (y) the Company shall not be liable under subsection (b) of this Section 8.1 to the extent, but only to the extent, that a court of competent jurisdiction shall have determined by a final judgment (from which no further appeals are available) that such Damages resulted directly and primarily from any acts or failures to act, undertaken or omitted to be taken by the Investor through its fraud, bad faith, gross negligence, or willful or reckless misconduct. Damages shall be limited to the amount that the Investor paid for the Shares less any profit that it shall have recognized from its disposition of any of them.

Section 8.2. Indemnification Procedures. Promptly after an Investor Party receives notice of a claim or the commencement of an action for which the Investor intends to seek indemnification under Section 8.1, the Investor will notify the Company in writing of the claim or commencement of the action, suit or proceeding. The Company will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and the Company may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After the Company notifies the Investor that the Company wishes to assume the defense of a claim, action, suit or proceeding, the Company will not be liable for any further legal or other expenses incurred by the Investor in connection with the defense against the claim, action, suit or proceeding. The Investor, as a condition to receiving indemnification as provided in Section 8.1, will cooperate in all reasonable respects with the Company in the defense of any action or claim as to which indemnification is sought. The Company will not be liable for any settlement of any action effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Company will not, without the prior written consent of the Investor, effect any settlement of a pending or threatened action with respect to which the Investor is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the Investor from all liability and claims which are the subject matter of the pending or threatened action.

The remedies provided for in this Article XIII are exclusive with respect to indemnification.

ARTICLE X

MISCELLANEOUS

Section 9.1. Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement; The Company shall pay all federal, state and local stamp and other similar transfer and other taxes and duties levied in connection with issuance of the Shares.

Section 9.2. Legends. The certificates representing the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates:

THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Section 9.3. Remedies.

(a) Arbitration. Except as provided in Section 9.3(b), any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules in Riverside County, California, by a single arbitrator, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Prior to instituting arbitration, the Parties agree first to attempt in good faith to settle the dispute by mediation administered by the AAA under its Commercial Mediation Procedures. The prevailing Party in such arbitration shall pay all of the expenses thereof and such expenses shall be included in the award. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen, but not after the time when legal proceedings with respect thereto would be barred by a statute of limitations or otherwise.

(b)       Limitation on Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES.

Section 9.4. Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, with respect to such matters. There are no promises, undertakings, representations or warranties by either party relative to subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both parties hereto.

Section 9.5. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile (with facsimile machine confirmation of delivery received) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

If to the Company:

Medtainer, Inc.

1620 Commerce St.

Corona, CA 92880

Attention: Chief Executive Officer

If to the Investor:

Ardelli Holdings LLC

36625 Kevin Rd., Suite 150

Wildomar, CA 92525

Either party hereto may from time to time change its address for notices by giving at least 10 days advance written notice of such changed address to the other party hereto.

Section 9.6. Waivers. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercises thereof or of any other right, power or privilege.

Section 9.7. Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

Section 9.8. Construction. Each of the parties acknowledges that it and its counsel has reviewed and had an opportunity to revise this Agreement and therefore agrees that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Any reference in this Agreement to “Dollars” or “$” shall mean the lawful currency of the United States of America.

Section 9.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Investor may not assign its rights or obligations under this Agreement.

Section 9.10. No Third-Party Beneficiaries. Except as expressly provided in Article IX, this Agreement is intended only for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 9.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of California, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

Section 9.12. Survival. The representations, warranties, covenants and agreements of the Company and the Investor contained in this Agreement shall survive the execution and delivery hereof until the termination of this Agreement; provided, however, that (i) Article VII (Termination), Article VIII (Indemnification) and this Article IX (Miscellaneous) shall remain in full force and effect indefinitely notwithstanding such termination, and, (ii) so long as the Investor owns any Shares, the covenants and agreements of the Company contained in Article V (Additional Covenants), shall remain in full force and effect notwithstanding such termination for a period of 12 months following such termination.

Section 9.13. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. In the event any signature is delivered by facsimile, digital or electronic transmission, such transmission shall constitute delivery of the manually executed original.

Section 9.14. Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 9.15. Further Assurances. From and after the date of the Closing, upon the request of the Investor or the Company, each of the Company and the Investor shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

Section 9.16. Signatory. The person who executes and delivers this Agreement on behalf of the Investor by signing this Agreement individually represents and warrants to the Company that he is authorized and empowered by the Investor to execute this Agreement in the name and on behalf of the Investor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

MEDTAINER, INC.

By: /s/ Curtis Fairbrother

Curtis Fairbrother

Chief Executive Officer

ARDELLI HOLDINGS LLC

By: /s/ Russell Ward

Russell Ward

Member